Exhibit 23.2

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the inclusion in the Form 10-K of Gulfport Energy Corporation for 2006, of our report dated February 27, 2007, on oil and gas reserves of Gulfport Energy Corporation and its subsidiaries and to the incorporation by reference of said report in the Registration Statements of Gulfport Energy Corporation of Form S-8 (File No. 333-135728 effective July 12, 2006, File No. 333-55738 effective February 16, 2001, and File No. 333-129178 effective October 21, 2005) and Form S-3 (File No. 333-139480 effective January 23, 2007).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons
Executive Vice President

Houston, Texas

April 4, 2007